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UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
3350 North Kedzie Avenue
Chicago, IL 60618-5722
(312) 478-2323 - Fax: (312) 478-2610
Toll Free: (800) 621-5128



                             FOR IMMEDIATE RELEASE
                             ---------------------

                     Universal Automotive Industries, Inc.
                     -------------------------------------


         CHICAGO, Illinois, October 10, 1996 -- Universal Automotive Industries, Inc., (NASDAQ - UVSL and UVSW; CHX-UVS and UVSWS) announced today that sales for the third quarter were $17.1 million or a 35 percent increase compared to $12.7 million in the same quarter in 1995. For the nine months ended September 30, 1996, sales were $50.1 million or a 46 percent improvement compared to the same 1995 period. Sales growth is due primarily to continued growth in brake parts through increased market penetration in the brake parts sector that is growing at a double digit pace. Overall sales growth remains strong despite a significant decline in the Chicago warehouse/distribution business due to termination of lower margin non-brake product lines, to provide added capacity to handle the Company's brake parts business.

         The Company, whose headquarters are in Chicago, specializes in the distribution and manufacture of brake rotors and other brake parts, under its private label "UBP - Universal Brake Parts," in the United States and Canada.

         For further information contact: Jerome J. Hiss, Chief
         Financial Officer (312-478-2323 ext. 227).